(a)(5)(1)

FOR IMMEDIATE RELEASE

EBRO PULEVA ENTERS INTO DEFINITIVE AGREEMENT
TO ACQUIRE RIVIANA FOODS INC.

Madrid, Spain, July 23, 2004 — Ebro Puleva, S.A. (Mercado Continuo: EVA) announced today that it has entered into a definitive merger agreement pursuant to which it will acquire Riviana Foods Inc. (NASDAQ/NMS: RVFD) in a transaction valued at approximately $380 million before the assumption of debt. Under the terms of the agreement, Ebro Puleva will make an all cash tender offer for all of the outstanding shares of Riviana common stock at $25.75 per share. Ebro Puleva expects to commence the tender offer by July 30, 2004.

The transaction has been unanimously approved by the boards of directors of Ebro Puleva and Riviana Foods. The Riviana Foods board has determined that the transaction is advisable and in the best interests of its shareholders and has recommended that its shareholders tender their shares pursuant to the offer. All Riviana board members owning shares, as well as certain shareholders, have agreed pursuant to agreements with Ebro Puleva to tender all of their shares, representing approximately 52% of the outstanding Riviana common stock on a fully diluted basis. The tender offer will be subject to at least 66-2/3% of the outstanding Riviana common stock being validly tendered and not withdrawn (subject to certain circumstances under which Ebro Puleva may lower such condition to a majority). The acquisition is also subject to regulatory approvals, as well as other customary closing conditions and is expected to close in the fourth quarter of 2004.

“Riviana is a market leader in the U.S. with a strong portfolio of brands, and represents an excellent fit with Ebro Puleva from a strategic point of view. The transaction provides us penetration in the U.S. market and improves our balance between domestic and international business, giving us worldwide leadership in rice. We believe the transaction will be EPS accretive in fiscal year 2004 and that excellent opportunities exist to share best practices and product innovation. We also believe the transaction with Riviana furthers our expansion strategy while creating significant value for our shareholders”, said Mr. Antonio Hernández Callejas, Vice Chairman and CEO of Grupo Ebro Puleva.

Bear, Stearns & Co. Inc. is acting as financial advisor to Ebro Puleva and as Dealer Manager for the tender offer.

About Ebro Puleva

Ebro Puleva is the number one group in the Spanish food sector in terms of turnover, profits and market capitalisation. It is leader in the sugar, rice and dairy sectors and has a wide array of leading brands, such as Puleva®, Ram®, Leyma® and El Castillo® in the dairy sector; Azucarera® and Sucran® in the sugar sector; and Brillante®, Nomen®, La Cigala®, La Fallera®, Oryza®, Bosto®, Reis Fit®, Riceland®, Danrice® and Risella® in the rice sector. Visit our website at www.ebropuleva.com

About Riviana Foods

Based in Houston, Texas, Riviana Foods Inc. is one of the largest processors, marketers and distributors of branded and private label rice products in the United States. Principal brands include Mahatma®, Carolina® and Success®. The Company has additional food operations in Central America and Europe. Visit Riviana ´s website at www.riviana.com.

Notice for Riviana Foods Inc. Stockholders and other Interested Persons:

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES. EBRO PULEVA, S.A. HAS NOT YET COMMENCED THE TENDER OFFER DESCRIBED HEREIN. THE TENDER OFFER WILL BE MADE ONLY THROUGH AN OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE TENDER OFFER MATERIALS OF EBRO PULEVA, S.A. WHEN SUCH DOCUMENTS ARE FILED AND BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THE TENDER OFFER MATERIALS WILL BE FILED BY EBRO PULEVA, S.A. WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC). INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (WHEN FILED AND AVAILABLE) AND OTHER RELEVANT DOCUMENTS ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. THE TENDER OFFER MATERIALS AND RELATED DOCUMENTS MAY ALSO BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO GEORGESON SHAREHOLDER COMMUNICATIONS INC., 17 STATE STREET, 10TH FLOOR, NEW YORK, NEW YORK 10004, OR BY CALLING TOLL-FREE (800) 223-2064.

Forward Looking Statements:

STATEMENTS IN THIS PRESS RELEASE THAT ARE NOT HISTORICAL, ARE FORWARD-LOOKING STATEMENTS THAT ARE ESTIMATES REFLECTING THE BEST JUDGMENT OF EBRO PULEVA, S.A., BASED ON CURRENTLY AVAILABLE INFORMATION. SUCH FORWARD-LOOKING STATEMENTS INVOLVE ACTUAL KNOWN AND UNKNOWN RISKS, UNCERTAINTIES, CONTINGENCIES, AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE STATED. SUCH RISKS, UNCERTAINTIES, CONTINGENCIES AND OTHER FACTORS, MANY OF WHICH ARE BEYOND THE CONTROL OF EBRO PULEVA, S.A. AND RIVIANA FOODS INC., INCLUDE, BUT ARE NOT LIMITED TO THE SATISFACTION OF THE CONDITIONS TO CLOSING, GENERAL ECONOMIC FACTORS AND CAPITAL MARKET CONDITIONS, AND GENERAL INDUSTRY TRENDS. NONE OF EBRO PULEVA, S.A., EBRO PULEVA PARTNERS, G.P. OR RIVIANA FOODS INC., UNDERTAKES ANY OBLIGATION (AND THEY EXPRESSLY DISCLAIM ANY SUCH OBLIGATION) TO UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

Contacts:

Ebro Puleva, S.A.:

Media
     Miguel Angel Aguirre
     Telephone: +34 91 724 5374
     E-mail: comunicacion@ebropuleva.com

Investors
     Victor Gonzalez
     Telephone: +34 91 724 5441
     E-Mail: oficinadelaccionista@ebropuleva.com